     Exhibit 10.25
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT
     This Amendment No. 1 to the Employment Agreement for Paul C. Saville (“Amendment”) is made, effective as of January 1, 2009, by and between NVR, Inc., a Virginia corporation (the “Company”) and Paul C. Saville (“Executive”).
Recitals:
     WHEREAS, Executive and the Company previously entered into an Employment Agreement, effective as of July 1, 2005; and
     WHEREAS, Executive and the Company desire to further amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
Agreement:
     NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which Executive acknowledges, the Company and Executive, intending to be legally bound, agree as follows:
          1. New Section 11 is added to the Employment Agreement to read as follows:
          “11. Limitations Under Code Section 409A
          11.1 Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive’s employment with the Company or a subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (B) Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B), (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1), as a result of such termination, the Executive would receive any payment that, absent the application of this Section 5(g), would be subject to interest and additional tax imposed pursuant to Section 409A(a) as a result of the application of Section 409A(2)(B)(i), then no such payment shall be payable prior to the date that is the earliest of (1) six (6) months and one day after the Executive’s termination date, (2) the Executive’s death or (3) such other date (the “Delay Period”) as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).
          11.2 In addition, other provisions of this Agreement or any other such plan notwithstanding, the Company shall have no right to accelerate any such payment or to make any such payment as the result of any specific event except to the extent permitted under Section 409A.
          11.3 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

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          2. Except as set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the date first written above.

NVR, INC.

By:
/s/ Joseph Madigan Name: Joseph Madigan
Title: Senior Vice President Human Resources

EXECUTIVE

/s/ Paul C. Saville

Name: Paul C. Saville

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